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                                                                  Exhibit (M)(2)

                        NOTICE OF RULE 12 B-1 FEE WAIVER

         This NOTICE OF RULE 12B-1 FEE WAIVER is signed as of April 1, 2004 by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the Principal Underwriter of PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC. - INSTITUTIONAL MONEY MARKET SERIES, an open-end management investment company (the Fund).

         WHEREAS, PIMS has been waiving a portion of its distribution and shareholder services fees payable on Class A shares of the Fund (Rule 12b-1 fees) on a fiscal year basis; and

         WHEREAS, PIMS desires to continue its contractual waiver of a portion of Rule 12b-1 fees for the Fund's current fiscal year; and

         WHEREAS, PIMS understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

         WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

         NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of the Fund to .07 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective for the Fund's current fiscal year ending March 31, 2005 year unless PIMS shall notify the Fund of the termination of the contractual waiver not less than 30 days prior to the end of the then current fiscal year.

         IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.


PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC


By: /s/ Robert F. Gunia
    -------------------
Name:  Robert F. Gunia
Title: President

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                     NOTICE OF EXPENSE WAIVER/REIMBURSEMENT

         This NOTICE OF EXPENSE WAIVER/REIMBURSEMENT is signed as of April 1, 2004 by PRUDENTIAL INVESTMENTS LLC (PI), the Manager of PRUDENTIAL INSTITUTIONAL LIQUIDITY PORTFOLIO, INC. - INSTITUTIONAL MONEY MARKET SERIES, an open-end management investment company (the Fund).

         WHEREAS, PI has been waiving a portion of its management fees and/or reimbursing operating expenses of the Fund on a fiscal year basis; and

         WHEREAS, PI desires to continue its contractual waiver and/or reimbursement of a portion of its management fees and/or Fund operating expenses, respectively, for the Fund's current fiscal year; and

         WHEREAS, PI understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

         WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

         NOW, THEREFORE, PI hereby provides notice that it has agreed to limit the annual operating expenses of the Fund, exclusive of any distribution or service (12b-1) fees incurred by any class of shares of the Fund, to not more than .15 of 1% of the average daily net assets of the Fund. This contractual waiver and/or reimbursement shall be effective for the Fund's current fiscal year ending March 31, 2005 year unless PIMS shall notify the Fund of the termination of the contractual waiver not less than 30 days prior to the end of the then current fiscal year.

         IN WITNESS WHEREOF, PI has signed this Notice of Expense
Waiver/Reimbursement as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Robert F. Gunia
    -------------------
Name:   Robert F. Gunia
Title:  Executive Vice President